                                                                       EXHIBIT 3

                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made as of December 29, 2000, by and between Joseph Teresi, an individual residing at 2400 Laguna Drive, Ft. Lauderdale, FL 33316 ("Seller"), and KC Publishing, Inc., a Delaware corporation with offices at 51 Kings Highway West, Haddonfield, NJ 08033 ("Purchaser").

                                  WITNESSETH:

     WHEREAS, the Seller desires to sell and Purchaser desires to acquire shares of stock owned by Seller, as herein described, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is agreed between the parties as follows:

1. Purchaser hereby agrees to purchase from Seller and Seller agrees to sell to Purchaser two million (2,000,000) shares of Easyriders, Inc. (the "Company") Common Stock (ticker symbol "EZR" and collectively referred to as the "Stock") for a purchase price of twenty-five cents ($.25) per share, payable as of the above referenced date (the "Closing") by delivery of a promissory note in the form of Exhibit A, attached hereto, in principal amount of five hundred thousand dollars ($500,000) (the "Note").

2. All certificates representing any shares of Stock purchased from Seller under this Agreement shall have following legends set forth thereon:

     (a) "The shares represented by this certificate are subject to a limited voting proxy issued in favor of Joseph Teresi."

     (b) "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act or an opinion of counsel satisfactory to the corporation that such registration is not required."

3. Until such time as the Note is either paid off in full, forgiven or otherwise retired, Purchaser grants Seller a voting proxy on all Company matters where the common stockholders of the Company are entitled to vote.

4. Purchaser acknowledges that it is aware that the Stock to be purchased from Seller pursuant to this Agreement has not been registered under the Securities Act of 1933, as amended. In this connection, Purchaser warrants and represents to the Seller that it is acquiring the Stock for investment and not with a view to or for sale in connection with any distribution of said Stock or with any present intention of distributing or selling said Stock and it does not presently have reason to anticipate any change in circumstances or any particular occasion or event which would cause it to sell said Stock.

5. Subject to the provisions of paragraph 3 above, Purchaser shall, during the term of this Agreement, exercise all rights and privileges of a stockholder of the Company with respect to the Stock held by it.

6. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

7. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, by overnight courier or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the other party hereto at its address in Subparagraph 1 or at such other address as such party may designate by written notice to the other party hereto.

8. This Agreement shall inure to the benefit of and be binding upon Seller and its successors and assigns. This Agreement shall inure to the benefit of and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser and its successors and assigns.

9. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

10. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements between New York residents entered into and to be performed entirely within New York.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

KC Publishing, Inc.

By:


      /s/ John C. Prebich
-------------------------------
Name:     John C. Prebich
Title:    President


      /s/ Joseph Teresi
-------------------------------
          Joseph Teresi

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

                                                                       EXHIBIT A
                                PROMISSORY NOTE

     $500,000                                          Dec. 29, 2000

1. For Value Received, the undersigned, KC Publishing, Inc. (hereinafter referred to as "Maker"), hereby promises to pay to the order of Joseph Teresi ("Payee"), at 2400 Laguna Drive, Ft. Lauderdale, FL 33316 (or at such other place as the holder hereof may from time to time designate in writing, the principal sum of Five Hundred Thousand Dollars ($500,000).

2. The principal shall become payable, together with interest at a rate of 6.10% per annum, on December 31, 2001. Interest will continue to accrue on any unpaid balance, whether principal or interest.

3. Maker shall have the right to prepay in part or in full, without penalty, this promissory note, together with accrued interest to the date of prepayment, on the amount of principal thus prepaid, at any time.

4. In the event of any failure to pay when due and the continuance of such failure to pay continues for a period of 10 days after written notice of such failure (either by certified or registered mail), this promissory note shall be considered to be in default.

5. Except as set forth herein, Maker waives presentment, demand and presentation for payment, notice of nonpayment and dishonor, protest and notice of protest and expressly agrees that this promissory note or any payment hereunder may be extended from time to time without in any way affecting the liability of Maker.

6. The validity and construction of this promissory note and all matters pertaining hereto are to be determined in accordance with the laws of the State of New York.

7. In the event Seller dies, becomes disabled or is otherwise deemed incompetent to handle his day-to-day business affairs, this promissory note and the outstanding principle and interest accrued thereon shall be forgiven and deemed paid in full by Maker.

     IN WITNESS WHEREOF, Maker by its appropriate agents thereunto duly authorized, has executed this promissory note on this 29th day of December, 2000.

KC Publishing, Inc.

By:

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


    /s/ John C. Prebich
____________________________________
Name:   John C. Prebich
Title:  President

                                       4